Exhibit 99.1

PRESS RELEASE For Immediate Release

Monolithic Power Systems, Inc.

79 Great Oaks Boulevard

San Jose, CA 95119 USA

T: 408-826-0600, F: 408-826-0601

www.monolithicpower.com

Monolithic Power Systems Announces Chief Financial Officer Transition

SAN JOSE, California, February 23, 2016--Monolithic Power Systems, Inc. (MPS) (Nasdaq: MPWR), a leading company in high performance power solutions, today announced that Meera Rao has informed the company of her intention to retire from the company. The company has retained an executive search firm to secure a successor. Ms. Rao will continue in her role at MPS until March 31, 2016 and will remain available in an advisory capacity until the transition is complete. Following Ms. Rao’s departure, Bernie Blegen, MPS’ corporate controller, will serve as the interim chief financial officer until a permanent replacement is found.

Mr. Blegen has been serving as MPS’ corporate controller since 2011. Prior to joining MPS, Mr. Blegen held a number of senior finance and executive accounting roles for other publicly traded technology companies, including Xilinx, Inc.

“I want to thank Meera for her many years of contribution to MPS both as a corporate controller and as a CFO and wish her all the best in her future endeavors,” said Michael Hsing, CEO and founder of MPS. “I am fully confident that the transition will be seamless.”

“I am grateful for the opportunity afforded to me by Michael and MPS,” said Meera Rao. “It has been a rewarding journey and I wish MPS every success in its business.”

Safe Harbor Statement

The statements in this press release regarding CFO transition planning and the company’s future goals are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations, which could cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. The risks and uncertainties that could cause the company’s results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to those described in the company’s documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact the company’s business are set forth in the “Risk Factors” section of the company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2015 filed with the Securities and Exchange Commission on October 28, 2015. All forward-looking statements in this press release are based on information available to MPS as of the date hereof and qualified in their entirety by this cautionary statement, and MPS assumes no obligation to revise or update these forward-looking statements.

About Monolithic Power Systems

Monolithic Power Systems, Inc. (MPS) provides small, highly energy efficient, easy-to-use power solutions for systems found in industrial applications, telecom infrastructures, cloud computing, automotive, and consumer applications. MPS' mission is to reduce total energy consumption in its customers' systems with green, practical, compact solutions. The company was founded by Michael R. Hsing in 1997 and is headquartered in San Jose, CA. MPS can be contacted through its website at www.monolithicpower.com or its support offices around the world.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Meera Rao

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

investors@monolithicpower.com